UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________________________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 _____________________________________________________________________

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AG Mortgage Investment Trust, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167

March 22, 2019

Dear stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders of AG Mortgage Investment Trust, Inc., which will be held on Thursday, May 2, 2019 at 10:00 a.m., Eastern Time, at the offices of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), located on the 25th Floor of 245 Park Avenue, New York, New York 10167. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a notice regarding the Internet availability of proxy materials (“Notice”) on or about March 22, 2019 to our stockholders of record on March 8, 2019. The Notice and Proxy Statement contain instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report if you so desire.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice and Proxy Statement. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card by mail so that your shares may be voted. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

On behalf of the board of directors, I extend our appreciation for your participation and continued support.

Sincerely,

David N. Roberts
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2019

NOTICE IS HEREBY GIVEN that the 2019 annual meeting of stockholders (“Annual Meeting”) of AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), will be held at the offices of Angelo, Gordon & Co., L.P., located at 245 Park Avenue, 25th Floor, New York, New York 10167, on Thursday, May 2, 2019 at 10:00 a.m., Eastern Time, for the purposes set forth below:

1.	election of the board of directors, with each director serving a one-year term and until his or her successor is elected and qualified;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

3.	approval, on an advisory basis, of our executive compensation.

We will transact no other business at the Annual Meeting, except for business properly brought before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our common stock on March 8, 2019 (the “Record Date”) are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof.

If you plan on attending the Annual Meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the Record Date, and photo identification. Your proxy card or Notice Regarding the Availability of Proxy Materials (the “Notice”) will serve as your admission ticket. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who vote over the Internet, by mail or by telephone prior to the Annual Meeting may nevertheless attend the Annual Meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

Raul E. Moreno
General Counsel and Secretary

March 22, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Thursday, May 2, 2019. This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available on the “Financial Reports” page of the “Investor Relations” section of our web site at www.agmit.com.

2019 ANNUAL MEETING OF STOCKHOLDERS
OF
AG MORTGAGE INVESTMENT TRUST, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of AG Mortgage Investment Trust, Inc. (the “Company,” “we,” “us” or “our”) for use at our 2019 annual meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 2, 2019 at 10:00 a.m., Eastern Time, at the offices of Angelo, Gordon & Co., L.P., located at 245 Park Avenue, 25th Floor, New York, New York 10167, and at any adjournment or postponement thereof. We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about March 22, 2019.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	(1)	Election of eight directors for terms of one year;

	(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

	(3)	Approval, on an advisory basis, of our executive compensation.

Q:	How does the board of directors recommend that I vote on these proposals?

A:	(1)	“FOR” the election of each of the nominees as directors;

	(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

	(3)	“FOR” the approval of the advisory resolution on executive compensation.

Q:	Who is entitled to vote?

A:	Only common stockholders of record as of the close of business on March 8, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	What is the quorum for the meeting?

A:
A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. As of the Record Date, 32,199,742 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you hold as of the Record Date. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

A:		Proposal	Vote Required	Discretionary Voting Allowed?
	(1)	Election of directors	Plurality**	No
	(2)	Ratification of the appointment of PricewaterhouseCoopers LLP	Majority*	Yes
	(3)	Advisory vote on our executive compensation	Majority*	No
* “Majority” means a majority of the votes cast at the Annual Meeting.

** “Plurality” means with regard to the election of directors, that the eight nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice Regarding the Availability of Proxy Materials (the “Notice”) and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How do I vote?

A:
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the Annual Meeting and vote your shares in person.

Q:	How do I vote my shares that are held by my broker?

A:
If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q:	How do I attend the Annual Meeting?

A:
All stockholders are invited to attend the Annual Meeting. An admission ticket, or an account statement showing your ownership of our common stock as of the Record Date, and some form of photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Company common stock as of the close of business on the Record Date and invited guests will be entitled to attend the Annual Meeting. Your proxy card and/or Notice can serve as your admission ticket and as verification of your ownership.

Q:	Why did I not receive my proxy materials in the mail?

A:
As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our 2018 annual report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report”), available to our stockholders electronically via the Internet. The “e-proxy” process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting.

On or about March 22, 2019, we mailed to stockholders of record, as of the close of business on the Record Date, the Notice containing instructions on how to access this proxy statement, our Annual Report and other soliciting materials via the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you had previously indicated that you wanted to receive a printed copy. The Notice instructs you on how to access the proxy statement and Annual Report and how you may submit your proxy.

Q:	Will there be any other items of business on the agenda?

A:
The board of directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	Will anyone contact me regarding this vote?

A:
No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or in person.

Q:	Who has paid for this proxy solicitation?

A:
We pay for the cost of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors or our officers or by officers of AG REIT Management, LLC (our “Manager”) personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners, and we will pay such holders their standard and ordinary fees. We will also reimburse such holders for their reasonable out-of-pocket expenses.

Q:	May stockholders ask questions at the Annual Meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	What does it mean if I receive more than one Notice?

A:	It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?

A:	If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, and 3.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers and other nominees have the discretion to vote on routine matters, such as Proposal 2, but do not have discretion to vote on non-routine matters, such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

Q:	How are abstentions and broker non-votes treated?

A:
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of “routine” proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. The uncontested election of directors and the advisory vote on executive compensation are not considered “routine” matters for which brokers have discretionary authority to vote shares held by account holders. Pursuant to Maryland law, abstentions and broker non-votes are not included in the determination of the shares of common stock voting on such matters, but are counted for quorum purposes.

Q:	Can I change my vote after I have voted?

A:
Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the Annual Meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing a duly executed revocation of proxy with our General Counsel by properly submitting, either by Internet, mail or telephone, a proxy to our General Counsel bearing a later date or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s web site?

A:
Yes. Our web site (the “Company’s Web Site”) is located at www.agmit.com. Although the information contained on the Company’s Web Site is not part of this proxy statement, you can view additional information on the Company’s Web Site, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Our nominating and corporate governance committee analyzes the composition of our board of directors each year. In connection with this review, the nominating and corporate governance committee concluded that each of our current board members should be nominated to serve another term. Accordingly, our board of directors agreed with all of these conclusions.

At the Annual Meeting, directors will be elected to serve until the 2020 annual meeting and until their successors are duly elected and qualified. Our board of directors has nominated the following individuals, David N. Roberts, T.J. Durkin, Brian C. Sigman, Arthur Ainsberg, Andrew L. Berger, Debra Hess, Joseph LaManna and Peter Linneman (each a “Nominee,” and, collectively, the “Nominees”), to serve as directors until the 2020 annual meeting and until their successors are duly elected and qualified. The board of directors anticipates that, if elected, each Nominee will serve as a director. However, if any Nominee is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

RECOMMENDATION OF THE BOARD:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

The voting requirements for this proposal are described above and in the “Questions and Answers” section.

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Information Regarding Director Nominees

We believe that all of the Nominees are intelligent, collegial, insightful, proactive with respect to management and risk oversight, diligent and exercise good judgment. The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the Annual Meeting, including the age of each Nominee as of the date of this proxy statement, and the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a director.

David N. Roberts Chairman of the Board, Chief Executive Officer and President Age: 57
Mr. Roberts joined Angelo Gordon in 1993 and is Head of Strategy. He is a Managing Director and a member of the firm’s Executive Committee. At Angelo Gordon, Mr. Roberts has been responsible for helping start and grow a number of the firm’s businesses, including opportunistic real estate, private equity, net lease real estate, residential mortgage-backed securities and energy lending. Within private equity, Mr. Roberts focused in particular on investments in the specialty finance area, including helping create and serving for over 15 years as Lead Director of publicly traded PRA Group, Inc. (formerly Portfolio Recovery Associates, Inc.), a former Angelo Gordon portfolio company whose primary business is the purchase, collection, and management of portfolios of nonperforming loans. Prior to Angelo Gordon, Mr. Roberts was a Principal at Gordon Investment Corporation, a Canadian merchant bank, from 1989 to 1993, where he participated in a wide variety of principal transactions. He also worked in the Corporate Finance Department at L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts has a B.S. degree from The Wharton School of the University of Pennsylvania. He serves as our Chairman, Chief Executive Officer, and President and has served as a director of the Company since 2011.

Due to his senior management and finance experience and his experience as a director of public and private boards, we believe Mr. Roberts should serve as a member of our board of directors.

T.J. Durkin Chief Investment Officer Age: 36
Mr. Durkin joined Angelo Gordon in 2008 and is a Managing Director, a member of the firm’s Executive Committee and Co-Head of the firm’s Structured Credit Platform. T.J. has served as our Chief Investment Officer since October 31, 2017 and serves as co-Portfolio Manager of Angelo Gordon’s residential mortgage and consumer debt securities portfolios and as a board member of Arc Home, Angelo Gordon’s affiliated mortgage originator and GSE licensed servicer. Prior to joining Angelo Gordon, T.J. began his career at Bear, Stearns & Co. where he was a Managing Director on the Non-Agency Trading Desk focused on structuring and trading of multiple asset classes, including subprime, Alt-A, second lien and small balance commercial. T.J. earned his Bachelor’s degree in finance from the Fordham University and currently serves as a member of the school’s President's Council. He is also a board member of VE International, a not-for-profit organization focused on preparing high school students for college and careers through skills learned in an entrepreneurship based curriculum. He has served as an executive officer of the Company since 2017 and as a director since 2018.

Due to his vast industry experience and mortgage and structured products expertise, we believe Mr. Durkin should serve as a member of our board of directors.

Brian C. Sigman Chief Financial Officer and Treasurer Age: 41
Mr. Sigman joined Angelo Gordon in 2013 and is the firm’s Chief Financial Officer. He also currently serves as Chief Financial Officer of the firm’s Structured Credit Platform, and has been our Chief Financial Officer, Principal Accounting Officer and Treasurer since September 4, 2013. Previously, Mr. Sigman was the Chief Financial Officer, Principal Accounting Officer and Treasurer of Newcastle Investment Corp. (“Newcastle”) from August 2008 to May 2013. Mr. Sigman was also a Managing Director of Newcastle’s external manager, an affiliate of Fortress Investment Group LLC. Mr. Sigman served as Vice President of Finance of Newcastle from 2006 to 2008 and as Assistant Controller from 2003 through 2006. From 1999 to 2003, Mr. Sigman was a Senior Auditor at Ernst & Young LLP. He has served as an executive officer of the Company since 2013 and as a director since 2018.

Due to his broad experience in accounting and real estate finance and his experience as a Chief Financial Officer of publicly traded companies in our sector, we believe Mr. Sigman should serve as a member of our board of directors.

Arthur Ainsberg Independent Director Age: 72 Committees: - Audit (Chair) - Compensation
Mr. Ainsberg currently serves as a director of Medley Capital Corporation, a closed-end, externally managed financial services company that trades on the New York Stock Exchange, where he is the lead independent director, the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Previously, Mr. Ainsberg served as Chairman of the Audit Committee and member of the Compliance Committee of the board of directors of Nomura Securities International, Inc. (the U.S. based broker-dealer of The Nomura Group) from 1996 through December 2014. In September 2012, Mr. Ainsberg was named to the board of directors of Nomura Global Financial Products, Inc., and in July 2013, he was named to the board of directors of Nomura Holding America, Inc. He served on each board through December 2014. From July 2003 until May 2012, Mr. Ainsberg served as a director of National Financial Partners Corporation, an independent financial services distribution company. From August 2009 until June 2011, Mr. Ainsberg served as Chief Operating Officer of Lehman Brothers Inc. in liquidation. From December 2003 until July 2009, Mr. Ainsberg served as the Independent Consultant for Morgan Stanley & Co. under the Global Research Settlement and was responsible for selecting and monitoring the providers of independent research for clients of Morgan Stanley. Previously, Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. He also served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of that board from 1993 to 2001. From 1998 to 2000, he was also a member of the Board of District 10 of the National Association of Securities Dealers. He has served as a director of the Company since 2013.

Due to his over 40 years of experience in the financial services industry, his deep understanding of accounting matters for public financial services companies and his experience as a board member of a large U.S.-based broker-dealer, we believe Mr. Ainsberg should serve as a member of our board of directors.

Andrew L. Berger Independent Director Age: 72 Committees: - Nominating and Corporate Governance (Chair) - Audit
Mr. Berger was vice chairman of the executive committee of Sterne, Agee & Leach, a registered broker-dealer and a member of the NYSE, from 2007 until 2009. From 2003 until 2006, he was a Senior Managing Director of C.E. Unterberg, Towbin, a U.S. investment bank. Mr. Berger has also held senior positions in financial institutions in New York, London and Geneva, and has practiced law in New York and Paris. He is now an independent consultant. Mr. Berger was a member of the board of directors of Thermadyne Holdings Corp., a NASDAQ listed company from 2003 until the sale of the company in December 2010. He served as chairman of the nominating and corporate governance committee and as a member of the compensation committee. He also has served as a member of the Board of Governors of the National Association of Securities Dealers. Mr. Berger has a bachelor’s degree in finance from Lehigh University and a J.D. degree from Columbia University. He has served as a director of the Company since 2011.

Due to the depth of his experience as a member of senior management at various investment banking and financial management institutions, and his experience on public and private boards, we believe Mr. Berger should serve as a member of our board of directors.

Debra Hess Independent Director Age: 54 Committees: - Audit - Compensation
Ms. Hess most recently served as NorthStar Asset Management Group’s Chief Financial Officer, a position she held from July 2011 until January 2017, when NorthStar merged with Colony Capital. Ms. Hess had also served as Chief Financial Officer of NorthStar Realty Finance Corp. since July 2011. Until August 2015, Ms. Hess served as Chief Financial Officer and Treasurer of NS Income, NS Healthcare, NS Income II and NorthStar/RXR, positions she had held from October 2011, March 2012, December 2012 and March 2014, respectively. Ms. Hess also served as Interim Chief Financial Officer of NorthStar Europe from June 2015 to November 2015. Prior to joining NorthStar, Ms. Hess previously served as Chief Financial Officer of H/2 Capital Partners, where she was employed from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed alternative investment manager. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’ Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Prior to 1993, Ms. Hess was employed by the Chemical Banking Corporation in the corporate credit policy group and by Arthur Andersen & Company as a supervisory senior auditor. Ms. Hess currently serves on the Board of Directors of Radian Group Inc. (NYSE: RDN) and on the Board of Directors of CenterPoint Properties Trust where she is the chair of the Audit Committee. Ms. Hess holds a Bachelor of Science in Accounting from the University of Connecticut and a Master of Business Administration in Finance from New York University.

Due to her extensive mortgage banking, finance and real estate experience, her role as the Chief Financial Officer of various publicly traded companies in our sector, and her significant financial, accounting and compliance experience at public companies, we believe Ms. Hess should serve as a member of our board of directors.

Joseph LaManna Lead Independent Director Age: 59 Committees: - Compensation (Chair) - Audit - Nominating and Corporate Governance
Mr. LaManna worked at William Blair & Company, LLC from 1987 until his retirement in 2005. During his tenure at William Blair, Mr. LaManna served in several different roles, including senior specialty finance analyst, head of the business services group, and director of research. In addition, he was a member of the firm’s executive committee, equity capital markets committee and audit committee for four years. Mr. LaManna has served on the boards of directors of several privately-held companies in the financial services industry. He is a Chartered Financial Analyst, and he holds a B.A. degree in economics and business administration from Knox College and an M.B.A. degree in finance from The University of Chicago. He has served as a director of the Company since 2011.

Due to his extensive financial and investment experience, as well as his experience as a director for several other financial services companies, we believe Mr. LaManna should serve as a member of our board of directors.

Peter Linneman Independent Director Age: 68 Committees: - Compensation - Nominating and Corporate Governance
Dr. Linneman is currently the Emeritus Albert Sussman Professor of Real Estate, Finance, and Public Policy at the University of Pennsylvania, Wharton School of Business where he has been on the faculty since 1979. At Wharton, he was the Director of the Samuel Zell and Robert Lurie Real Estate Center from 1986-1998 and the Chairperson of the Wharton Real Estate Department from 1994-1997. He holds both a masters and a doctorate degree in economics from the University of Chicago. Dr. Linneman is also the founding principal of Linneman Associates, a real estate advisory firm, and the CEO of American Land Funds and KL Realty Fund, both private real estate acquisition firms. He currently serves on the board of directors of Regency Centers Corporation (NYSE: REG), Paramount Group, Inc. (NYSE: PGRE) and Equity Commonwealth (NYSE: EQC), each of which is a public real estate investment trust. Dr. Linneman has served on over 20 public and private company boards, including as director of eleven New York Stock Exchange listed companies. He has served as a director of the Company since 2011.

Due to his extensive academic and business experience in real estate, his understanding of complex financial structures and his experience as a member of several public and private boards, including many real estate investment companies, we believe Dr. Linneman should serve as a member of our board of directors.

Biographical Information Regarding Executive Officers Who Are Not Directors

The following is a list of individuals serving as executive officers of the Company. All of our executive officers serve at the discretion of the board of directors or the chief executive officer.

Raul E. Moreno General Counsel and Secretary Age: 38
Mr. Moreno joined Angelo Gordon in November 2015 as Senior Counsel and was appointed as our General Counsel and Secretary on November 24, 2015. Mr. Moreno also serves as the General Counsel and Secretary of our external manager, AG REIT Management, LLC. Prior to joining Angelo Gordon, Mr. Moreno was a Senior Associate at Kaye Scholer LLP from 2010 to 2015 where he focused on private equity, M&A, securities, and corporate governance matters.  Prior to that, Mr. Moreno was a private equity associate at both Ropes & Gray LLP and Weil, Gotshal & Manges LLP.  Before law school, Mr. Moreno worked as a technology investment banker in the Silicon Valley office of Morgan Stanley.  Mr. Moreno graduated magna cum laude from Harvard University with an A.B. degree in economics and from Stanford Law School where he earned his J.D. Mr. Moreno has served as an executive officer of the Company since 2015.

Andrew Parks Chief Risk Officer Age: 46
Mr. Parks joined Angelo Gordon in August 2009 as Chief Risk Officer and has served as our Chief Risk Officer since our IPO in July 2011. Before joining Angelo Gordon, Mr. Parks was associated with Morgan Stanley where he served as an Executive Director overseeing the risk management group for the ultra high net worth division in the U.S. and Latin America. Prior to joining Morgan Stanley, Mr. Parks worked as a corporate attorney at Cravath, Swaine & Moore LLP in New York in the areas of mergers and acquisitions, debt and equity capital markets, secured corporate credit and real estate acquisition/finance. Mr. Parks holds a B.A. degree from Tulane University and a J.D. degree from The University of Texas School of Law. He has served as an executive officer of the Company since 2011.

Our executive officers are elected by the board of directors for an initial term which continues until the board meeting immediately following the next annual statutory meeting of stockholders, and thereafter are elected for a term ending at the following year’s board meeting and until their respective successors are elected and qualified. All of our executive officers are employed by Angelo Gordon in various executive, managerial and administrative positions.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our Manager manages our day-to-day operations, subject to the supervision of our board of directors. Our Manager, pursuant to a delegation agreement dated as of June 29, 2011, has delegated to Angelo Gordon the overall responsibility of our Manager’s day-to-day duties and obligations arising under our management agreement. Members of our board of directors are kept informed of our business through discussions with our Manager’s executive officers, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees. A majority of the members of our board of directors are “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors also keep informed about our business through supplemental reports and communications provided to them. Our independent directors meet in executive sessions without the presence of our corporate officers or non-independent directors.

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees is composed exclusively of independent directors, as defined by the listing standards of the NYSE and, as it relates to the audit committee, Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), qualify as outside directors for purposes of Section 162(m) of the Code.

Board Leadership

Our business is conducted day-to-day by our officers and our Manager, under the direction of our chief executive officer and the oversight of our board of directors, to enhance long-term value for our stockholders. Our board of directors is elected by our stockholders to oversee our officers and our Manager and to assure that the long-term interests of the stockholders are being served.

The board of directors annually appoints a chairman of the board, who may or may not be our chief executive officer. If the individual appointed as chairman of the board is our chief executive officer, the board of directors will also appoint a lead independent director. David N. Roberts has served as chief executive officer of the Company since our initial public offering in 2011 and as chairman of the board since the 2012 annual meeting of stockholders. In these capacities, Mr. Roberts is involved in both our day-to-day operations and the strategic decision making at the board level.

We believe that it is in the best interests of our stockholders for Mr. Roberts to serve as both chairman of the board and chief executive officer because of his decisive, consistent and effective leadership. We also believe that having a lead independent director mitigates the risk of our chief executive officer also serving as our chairman, which, in certain circumstances, may cause management to have undue influence on a board of directors. Joseph LaManna serves as our lead independent director. Our lead independent director chairs executive sessions of the independent directors of the board and meetings of the full board of directors when the chairman is absent, and otherwise serves as a liaison between the independent directors, the full board of directors and management.

The board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board of directors understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

Director Independence

Under the corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of our audit, compensation and nominating and corporate governance committees, must be “independent,” as such term is defined in the NYSE Listed Company Manual. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that each of Arthur Ainsberg, Andrew L. Berger, Debra Hess, Joseph LaManna and Peter Linneman satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the NYSE rules.

The Nominating and Corporate Governance Committee has adopted limits on the number of public company boards on which our independent directors may serve, to enable them to have sufficient time to devote to their duties to the Company. Unless approved by the board of directors, our independent directors may not serve on more than four (4) public company boards, which number includes service on our board of directors. The Company does not limit the number of not-for-profit boards on which our independent directors may serve.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors and Independent Directors.”

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board of directors or whenever a vacancy is anticipated due to a change in the size or composition of the board of directors, a retirement of a director or for any other reasons. The nominating and corporate governance committee identifies director candidates based on recommendations from directors, stockholders, management and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2018.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission and (ii) the nominating stockholder must submit certain information regarding the director nominee, including the nominee’s written consent.

The nominating and corporate governance committee evaluates annually the effectiveness of the board of directors as a whole and of each committee and conducts an annual assessment of each independent director. The nominating and corporate governance committee also identifies any areas in which the board of directors would be better served by adding new members with different skills, backgrounds or areas of experience. The board of directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the board of directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties, among other things. The nominating and corporate governance committee also monitors the mix of skills, experience and background of the members of the board of directors to assure that the board of directors has the necessary composition to effectively perform its oversight function.

While we do not have a formal policy about diversity, the board of directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which the board nominees are selected. Each individual is evaluated in the context of the board of directors as a whole, with the objective of recommending a group of directors that includes differences of viewpoint, professional experience, education, skill and other personal qualities and attributes and that can best perpetuate the success of the Company’s business and can represent shareholder interests through the exercise of sound judgment, using its diversity of experience.

Corporate Governance Guidelines

Our board of directors has also adopted corporate governance guidelines, which are available in the corporate governance section of the Company’s Web Site. These guidelines set forth the practices the board of directors follows with respect to, among other matters, the composition of the board of directors, director responsibilities, board committees, director access to officers, the Manager and independent advisors, director compensation and performance evaluation of the board of directors.

Retirement Policy

The board of directors believes that 75 is an appropriate retirement age for directors. Directors generally will not be nominated for re-election at any annual shareholders meeting following their 75th birthday. However, the Board may determine to waive this policy in individual cases.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors as well as the employees, officers and directors of our affiliates who provide us services (the “Code of Ethics”). Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	accurate, complete, objective, relevant, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

Any waiver of the Code of Ethics may be made only by our board of directors or one of our board committees. The Code of Ethics is posted in the corporate governance section of the Company’s Web Site. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics by posting such information on the Company’s Web Site.

Board’s Role in Risk Oversight

The board of directors is responsible for overseeing our risk management policies and practices. Our executive officers, who are responsible for our day-to-day risk management practices, regularly present to the board of directors on our overall risk profile and the processes by which such risks are mitigated. Our Manager also regularly reports to the board on various matters related to our risk exposure. Through regular and consistent communication, our Manager provides reasonable assurances to our board of directors that all of our material operational and investment risks, including among others, liquidity risk, interest rate risk and capital market risk, are being addressed.

Board Meetings and Annual Meeting of Stockholders

The board of directors held ten meetings (including regularly scheduled and special meetings) in 2018, and each director that was a director in 2018 attended at least 75% of the board meetings and each such director also attended at least 75% of his committee meetings. We have a policy that directors attend each annual meeting of stockholders; however, some or all of our directors may be unable to attend the Annual Meeting due to scheduling conflicts or other obligations that may arise. All of our directors in 2018 attended the 2018 annual meeting. The independent directors meet in executive session at least once per quarter during a regularly scheduled board meeting without management. As lead independent director, Mr. LaManna presides at the executive sessions of the independent directors.

Committee Membership

The current committees of the board of directors are the audit committee, the compensation committee and the nominating and corporate governance committee. The table below provides current membership information.

Director	Audit	Compensation	Nominating and Corporate Governance
Arthur Ainsberg			-
Andrew L. Berger		-
Debra Hess			-
Joseph LaManna
Peter Linneman	-

 - Member

 - Chairman

Board Committees

Below is a description of each committee of the board of directors. The board of directors has affirmatively determined that each committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Exchange Act.

Audit Committee

Our audit committee consists of Messrs. Ainsberg, Berger, LaManna and Ms. Hess, each of whom is an independent director and “financially literate” under the rules of the NYSE. Mr. Ainsberg chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Our audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent and internal auditors.

Our audit committee is responsible for engaging independent registered public accounting firms, reviewing with the independent registered public accountants the plans and results of the audit engagement, approving professional services provided by the independent registered public accountants, reviewing the independence of the independent registered public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The audit committee held four meetings in 2018.

Compensation Committee

Our compensation committee consists of Messrs. LaManna, Ainsberg, Linneman and Ms. Hess, each of whom is an independent director under the rules of the NYSE. Mr. LaManna chairs our compensation committee. The responsibilities of our compensation committee include evaluating the performance of our executive officers, reviewing the compensation payable, if any, of our executive officers, evaluating the performance of our Manager, reviewing the equity compensation and fees payable to our Manager under the management agreement, administering our equity incentive plans and any other compensation plans, policies and programs, discharging the board of director’s responsibilities relating to compensation payable to our independent directors and reviewing and recommending to the board of directors compensation plans, policies and programs. No executive officer of the Company is involved in determining or recommending non-executive director compensation levels.

The compensation committee held four meetings in 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Berger, LaManna and Linneman, each of whom is an independent director under the rules of the NYSE. Mr. Berger chairs our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for seeking, considering and recommending to our board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The committee also recommends to our board of directors the appointment of each of our executive officers. It also periodically prepares and submits to our board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to our board of directors the nominees for each committee of the board of directors. In addition, the committee annually conducts an evaluation of our board of directors performance.

The nominating and corporate governance committee held four meetings in 2018.

Other Committees

Our board of directors may from time to time establish other committees to facilitate the management of the Company.

Stock Ownership Guidelines

Our minimum share ownership guidelines for directors, which were updated on October 31, 2017, require that each director acquire and maintain a minimum number of shares equal to four (4) times the basic annual cash retainer payable to non-employee directors within four years of becoming subject to the guidelines. From time to time, the nominating and corporate governance committee of the board of directors will review each director’s compliance with the guidelines and may grant exceptions to the guidelines as it deems appropriate. All of our directors are either currently in compliance with the minimum share ownership guidelines or are still within the four year grace period for compliance.

Our minimum share ownership guidelines for executive officers became effective in February 2014 and require that our Chief Executive Officer, Chief Investment Officer and Chief Financial Officer acquire and maintain a minimum equity investment in our company of 15,000 shares of our common stock. Any executive officer elected to an office subject to the minimum share ownership guidelines after the minimum share ownership guidelines became effective must be compliant within three years of the date of his or her election. Until the minimum equity investment is met, an executive officer subject to the guidelines must retain all of our common stock granted to him or her as compensation. From time to time, the nominating and corporate governance committee of the board of directors will review each executive officer’s compliance with the guidelines and may grant exceptions to the guidelines as it deems appropriate and market-competitive on a case-by-case basis. All of our executive officers subject to the minimum share ownership guidelines are currently in compliance therewith.

Policy Prohibiting Pledging and Hedging of Our Securities

Our Policy Prohibiting Pledging and Hedging of AG Mortgage Investment Trust, Inc. Securities, which became effective in February 2014, applies to each of our directors and officers, and states that each such person is prohibited from (i) making or maintaining any pledges of our securities or otherwise holding our securities in a margin account and (ii) engaging in any hedging transactions with respect to our securities, including, without limitation, the use of financial instruments, such as prepaid variable forward contracts, equity swaps, collars or exchange funds.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised solely of the following independent, non-employee directors: Messrs. LaManna, Ainsberg, Linneman and Ms. Hess. None of the members of our compensation committee is or has been an employee or officer of us or any of our affiliates. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board of Directors and Independent Directors

Our board of directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors
AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167
Attn: General Counsel

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, our lead independent director is Mr. LaManna. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors
AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167
Attn: General Counsel

The Company does not screen mail except when warranted for security purposes, and all letters will be forwarded to our board of directors, any specified committee or individual directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has recommended the accounting firm of PricewaterhouseCoopers LLP for reappointment as our independent registered public accountants for the year ending December 31, 2019, subject to ratification of this appointment by our stockholders. PricewaterhouseCoopers LLP has served as our independent registered public accountants since our initial public offering in July 2011 and is considered by our management to be well qualified.

We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

The voting requirements for this proposal are described above and in the “Questions and Answers” section.

AUDIT COMMITTEE MATTERS

Fee Disclosure

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2018 and 2017:

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees	$1,359,900	$1,265,100
Audit-Related Fees	—	—
Tax Fees	168,700	184,300
All Other Fees	—	—

Total	$1,528,600	$1,449,400

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our public offerings and registration statements. In 2018 and 2017, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $45,000 and $50,000, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” PricewaterhouseCoopers LLP did not provide any such products or services for us during the years ended December 31, 2018 and 2017.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2018 and 2017, PricewaterhouseCoopers LLP did not provide any such other products or services.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee. The audit committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Circumstances may arise during the following twelve-month period when it may become necessary to engage PricewaterhouseCoopers LLP to provide additional services or additional effort that were not contemplated in the original pre-approval by the audit committee. Such additional services require separate approval by the Audit Committee.

AUDIT COMMITTEE REPORT

The audit committee has furnished the following report to stockholders of the Company in accordance with rules adopted by the SEC.

The Company’s management has primary responsibility for establishing and maintaining effective internal controls over financial reporting, preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles, and managing the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”), is responsible for forming and expressing opinions on the conformity of the Company’s audited consolidated financial statements in accordance with U.S. generally accepted accounting principles, in all material respects, and on the effectiveness of the Company’s internal control over financial reporting.

The audit committee reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2018, including a discussion of the acceptability and appropriateness of significant accounting policies and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The audit committee discussed with the Company’s independent registered public accounting firm matters related to the conduct of the audits of the Company’s consolidated financial statements and internal control over financial reporting. The audit committee also reviewed with management and the independent registered public accounting firm the reasonableness of significant estimates and judgments made in preparing the consolidated financial statements, as well as the clarity of the disclosures in the consolidated financial statements and related notes.

The audit committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. These discussions included, among other things:

•
The independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in the Company’s consolidated financial statements;

•	The critical accounting policies and practices used by the Company;

•
Any alternative treatments within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm;

•	Methods used to account for significant or unusual transactions;

•	The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for the firm’s conclusions regarding the reasonableness of these estimates;

•	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the consolidated financial statements;

•	Any audit adjustments and any uncorrected consolidated financial statement misstatements; and

•	Other material written communications between the independent registered public accounting firm and management.

The audit committee has also received written communications from PwC as required by the PCAOB Rules, including Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PwC their independence. In connection with those discussions, PwC advised the audit committee that it identified an issue related to its independence under Rule 2-01 (c)(1)(ii)(A) of Regulation S-X (referred to as the “Loan Rule”).

The Loan Rule specifically provides that an accounting firm would not be independent if it receives a loan from an audit client or “record or beneficial owners of more than ten percent of the audit client’s equity securities” (referred to as a “more than ten percent owner”). For purposes of the Loan Rule, audit clients include the Company as well as all affiliates of the Manager, including other subsidiaries of the Manager’s parent company, Angelo Gordon (collectively, the Angelo Gordon Investment Complex). PwC informed us that it has relationships with lenders who hold, as record owner, more than ten percent of the shares of certain funds within the Angelo Gordon Investment Complex, which may implicate the Loan Rule.

On June 20, 2016, the SEC Staff issued a “no-action” letter to a mutual fund complex (see Fidelity Management & Research Company et al., No-Action Letter) related to the audit independence issue described above. In that letter, the SEC confirmed that it would not recommend enforcement action against a fund that relied on audit services performed by an audit firm that was not in compliance with the Loan Rule in certain specified circumstances. In connection with prior independence determinations, PwC communicated, as contemplated by the no-action letter, that it believes that it remains objective and impartial and that a reasonable investor possessing all the facts regarding its borrowing and audit relationships would conclude that PwC is able to exhibit the requisite objectivity and impartiality to report on the Company’s financial statements as the independent registered public accounting firm.

PwC also represented that it has complied with PCAOB Rule 3526 and affirmed that it is an independent accountant within the meaning of PCAOB Rule 3520. Therefore, the audit committee concluded, and the board of directors confirmed, that PwC should continue as the Company’s independent public accounting firm. If a subsequent determination is made that PwC’s objectivity and impartiality has been impaired with respect to the planning for and execution of the Company’s audit, then the Company may no longer be able to continue to utilize PwC as the Company’s auditor and would need to obtain audit services from a different independent registered public accounting firm.

The audit committee reviewed with management the Company’s audited consolidated financial statements and related notes and the acceptability and appropriateness of significant accounting policies. Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to in this report and in the Company’s audit committee charter, the audit committee recommended to the board of directors (and the board of directors approved) that the audited consolidated financial statements and related notes be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The audit committee also selected and appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and is presenting this appointment to the Company’s stockholders for ratification.

By the audit committee

Arthur Ainsberg (Chair)
Andrew L. Berger
Debra Hess
Joseph LaManna

PROPOSAL 3: ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

At our 2018 annual meeting, we asked our stockholders to vote, on an advisory basis, to recommend the frequency with which we would provide future advisory votes on named executive officer compensation. At our 2018 annual meeting, 98% of our stockholders who voted on the "say on frequency" proposal voted, on an advisory basis, to hold future advisory votes on named executive officer compensation each year. Taking into consideration the recommendation of the stockholders, our board of directors elected to hold advisory votes on named executive officer compensation each year. In the future, our board of directors may reconsider the frequency with which we hold advisory votes on named executive officer compensation.

Our board of directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. We are providing this advisory vote as required pursuant to the rules of the SEC. We are asking our stockholders to indicate their support for our named executive officer compensation as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall policies and practices that apply to the compensation of our named executive officers. We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us or the compensation committee, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation policies and practices. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Executive Compensation” below, we are externally managed by AG REIT Management, LLC, our Manager, pursuant to the management agreement between our Manager and us. Our Manager, pursuant to a delegation agreement dated as of June 29, 2011, has delegated to Angelo Gordon the overall responsibility of our Manager’s day-to-day duties and obligations arising under our management agreement. In 2018, we did not have any employees whom we compensated directly with salaries, other cash compensation or stock-based compensation. A portion of our named executive officers’ compensation was paid out of funds from the management fees we pay to our Manager and the expense reimbursement we pay to our Manager. We have not paid, and do not intend to pay, any cash compensation to our named executive officers. We do not provide our named executive officers with pension benefits, termination payments or other incidental payments.

RECOMMENDATION OF THE BOARD:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.

The voting requirements for this proposal are described in the “Questions and Answers” section above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally.

Overview of Compensation Program

We have no employees. We are externally managed by our Manager, pursuant to a management agreement between our Manager and us. Because the management agreement provides that our Manager is responsible for managing our affairs, our executive officers, all of whom are employees of our Manager, or an affiliate of our Manager, do not receive cash compensation from us. Instead, our executive officers are compensated by our Manager, or an affiliate of our Manager, in part, with the management fee we pay to our Manager and with the expense reimbursement we provide to our Manager related to compensation. The management agreement provides for our reimbursement to the Manager of the allocable share of annual base salary, bonus, and any related withholding taxes and employee benefits paid to our chief financial officer, general counsel and other non-investment personnel based on the percentage of time those individuals spent on our affairs or another agreed upon methodology fair to the Company. We do not determine the compensation payable to personnel, including our executive officers, by our Manager or its affiliates. Our Manager or its affiliates, in their discretion, determine the levels of base salary, cash incentive compensation and other benefits earned by our executive officers. We have reported the compensation that we reimburse to our Manager for our named executive officers in the Summary Compensation Table and in “Other Matters - Certain Relationships and Related Transactions” set forth below.

Cash and Other Compensation

Our named executive officers and other personnel who conduct our business are employees of our Manager or its affiliates. Accordingly, we do not pay or accrue any salaries or bonuses for our officers.

Equity-Based Compensation

Our compensation committee may, from time to time, grant equity awards in the form of restricted stock, stock options, restricted stock units or other types of awards to our Manager or to our named executive officers pursuant to our equity incentive plans. These awards are designed to align the interests of our named executive officers with those of our stockholders by allowing our named executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years and are designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in enabling our Manager to attract, motivate and retain talented individuals.

We believe our equity-based compensation policies are particularly appropriate since we are an externally managed real estate investment trust, or REIT. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and book value. Accordingly, we want to provide an incentive to our executive officers that rewards success in achieving these goals. Because we do not have the ability to retain a significant amount of earnings, we believe that equity-based awards serve to align the interests of our executive officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth. Additionally, we believe that equity-based awards are consistent with our stockholders’ interest in book value growth as these individuals will be incentivized to grow book value for stockholders over time. We believe that this alignment of interests provides an incentive to our executive officers to implement strategies that will enhance our long-term performance and promote growth in dividends and growth in book value.

Our equity incentive plans permit the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the compensation committee. To date, we have not granted any options under our equity plans.

Our equity incentive plans also permit the granting of shares of our common stock in the form of restricted common stock. A restricted common stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

We may also grant unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, under our equity incentive plans. The compensation committee may also grant restricted stock units, stock appreciation rights, dividend equivalent rights, and other stock and non-stock-based awards under the equity incentive plans. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain goals or continued service to us through a specific period. Each award under the plan may not be exercisable more than ten years after the date of grant.

Our equity incentive plans provide that in the event of a change of control of the Company, any award granted thereunder that was not previously vested shall become fully vested and/or payable, and any performance conditions imposed with respect to the awards shall be deemed to be fully achieved.

The compensation committee does not use a specific formula to calculate the number of equity awards and other rights awarded to executives under our incentive plans. Additionally, the compensation committee does not explicitly set future award levels on the basis of what the executives earned from prior awards. While the compensation committee will take past awards into account, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the compensation committee will take into account factors such as the individual’s position, his or her contribution to our Company, market practices, and the recommendations of our Manager. Neither we nor any committee of the board of directors retained any compensation consultants during 2018.

We have not and do not intend to either backdate stock options or grant stock options retroactively. Presently, we do not have designated dates on which we grant stock option awards. We do not intend to time stock options grants with our release of material nonpublic information for the purpose of affecting the value of executive compensation.

Tax Considerations

Section 162(m) of the Code generally provides that a public company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). We are presently externally managed by our Manager, and we do not compensate our executive officers. Accordingly, it is unlikely that the deduction limit under Section 162(m) will have any material effect on us. Nonetheless, as applicable, we will assess the impact of the deduction limit under Section 162(m) to determine what adjustments to our executive compensation practices, if any, we consider appropriate. However, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the executive officers, we have not adopted a policy that all compensation must be deductible and may authorize awards or payments to executives that may not be fully deductible if we believe that such payments are in our interest.

Compensation in 2018

We did not pay any compensation of any kind to our named executive officers during the year ended December 31, 2018. We do not provide any of our executive officers with any cash compensation, pension benefits or nonqualified deferred compensation plans. We have reported the compensation that we reimburse to our Manager for our named executive officers in the Summary Compensation Table set forth below.

For the fiscal year ended December 31, 2018, 63.6%, or $6.1 million, of the management fee paid by the Company to the Manager would have been allocable to named executive officer compensation based on the percentage of time such officers spent managing our affairs if the Company reimbursed the Manager for all of its named executive officer compensation. Of this compensation, 9.2% was fixed and 90.8% was variable or incentive pay.

Our Manager and its affiliates do not use a specific formula to calculate the variable or incentive pay portion of our named executive officers’ compensation. Additionally, our Manager and its affiliates do not explicitly set future variable or incentive compensation on the basis of the compensation the named executive officers earned in prior years. Generally, in determining each executive’s variable or incentive pay, our Manager and its affiliates will take into account factors such as the individual’s position, his or her contribution to our Company, market practices, and the recommendations of our compensation committee. We did not, nor did our Manager or its affiliates, retain a compensation consultant in connection with the compensation of our named executive officers in 2018.

Grants of Plan Based Awards in 2018

We did not grant any shares of restricted stock, options, restricted stock units or other incentive compensation to our named executive officers during the year ended December 31, 2018.

On July 1, 2017, we granted 60,000 restricted stock units to our Manager that represent the right to receive an equivalent number of shares of our common stock to be issued if and when the units vest. 19,993 units vested on July 1, 2018. Annual vesting of approximately 20,000 units will occur on each of July 1, 2019 and July 1, 2020. The units do not entitle the participant to the rights of a holder of our common stock, such as dividend and voting rights, until shares are issued in settlement of the vested units.

Our Manager allocated 21,000 of the 60,000 restricted stock units grant to certain of our named executive officers - 5,000 restricted stock units to David Roberts, our Chairman of the Board, Chief Executive Officer and President, 10,000 restricted stock units to T.J. Durkin, our Chief Investment Officer, 2,000 restricted stock units to Brian C. Sigman, our Chief Financial Officer, and 4,000 restricted stock units to Raul E. Moreno, our General Counsel and Secretary. Each allocation decision made by the Manager was reported to and discussed with our board of directors. As of December 31, 2018, 40,007 restricted stock units remained unvested with 14,002 of those unvested units allocated to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2018, there were no outstanding awards of equity made to our named executive officers.

Options Exercised and Stock Vested

As of December 31, 2018, we had not issued any outstanding options to purchase shares of common stock to our named executive officers. No options to purchase shares of our common stock or restricted shares of common stock for any of our named executive officers vested in 2018.

Pension Benefits

We do not provide any of our named executive officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

Potential Post-Employment Payments and Payments on a Change in Control

We do not have any employment agreements with any of our named executive officers and are not obligated to make any post-employment payments to them or any payments upon a change of control, except as described above related to the vesting of equity-based awards upon a change of control.

Compensation Policies and Practices as They Relate to Risk Management

We did not pay any compensation of any kind to our named executive officers and did not have any employees during the year ended December 31, 2018. Therefore, our compensation policies and practices are not reasonably likely to have a material adverse effect on us. We pay our Manager a management fee that is a percentage of our stockholders’ equity, as that term is defined in the management agreement. We believe this management fee structure helps guard against our Manager making higher risk investments to achieve higher management fees as might be the case if the management fee was based on total assets or returns on investments. We have designed our compensation policy in an effort to provide the proper incentives to our executive officers and our Manager to maximize our performance in order to serve the best interests of our stockholders. These compensation policies and practices do not place undue emphasis on or incentivize the maximization of net income at the expense of other criteria, such as preservation of capital. Our board of directors monitors our compensation policies and practices to determine whether our risk management objectives are being met.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on that review and discussion, the compensation committee recommended to the board of directors (and the board of directors has approved) that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

By the compensation committee

Joseph LaManna (Chair)
Arthur Ainsberg
Debra Hess
Peter Linneman

Summary Compensation Table

The following table summarizes the Company’s allocable share of annual compensation reimbursed to our Manager for our current named executive officers in the 2018, 2017 and 2016 fiscal years. The named executive officers in the following table are the only executive officers of the Company for whom the Company reimbursed our Manager during those periods for a portion of their annual compensation.

Name and Principal Position	Year	Salary (1)	Bonus (1)	Stock Awards(2)	All Other Compensation(1)(3)	Total
Brian C. Sigman	2018	$195,000	$1,013,870	$—	$50,585	$1,259,455
Chief Financial Officer	2017	130,000	945,750	—	58,510	1,134,260
	2016	130,000	863,200	—	50,149	1,043,349
Andrew Parks	2018	$30,000	$120,000	$—	$7,323	$157,323
Chief Risk Officer	2017	20,000	120,000	—	8,402	148,402
	2016	20,000	120,000	—	—	140,000
Raul E. Moreno	2018	$168,750	$206,250	$—	$40,980	$415,980
General Counsel	2017	150,000	187,500	—	44,540	382,040
	2016	162,432	162,432	—	37,672	362,536

(1)
Messrs. Sigman, Parks and Moreno are not our employees and are not paid compensation by us. Amounts in these columns for such individuals represent the share of the officers’ compensation which is allocable to us based on the percentage of time such officer spent managing our affairs in their capacity as named executive officers of the Company. The amounts set forth in the table above reflect the amounts we reimbursed to our Manager related to the compensation of our named executive officers. The amounts set forth in the “Bonus” column include $75,969, $10,562, and $10,078, respectively, for Messrs. Sigman, Parks and Moreno as deferred bonus, which shall paid 50% in 2020 and 50% in 2021, subject to their continued employment with Angelo Gordon.

(2)
We did not grant any stock-based awards in 2018 to our named executive officers, and we do not reimburse the Manager for any stock compensation that it provides to our named executive officers. No stock-based compensation that we grant to the Manager pursuant to our equity incentive plans is included in this column as compensation to our named executive officers although our Manager may subsequently elect to allocate some or all of the stock-based compensation that it receives under our equity incentive plans to our named executive officers. For a description of the stock awards allocated by our Manager to our named executive officers, see the “Grants of Plan Based Awards in 2018” section of this proxy statement.

(3)
Amounts in this column represent the costs of each named executive officer’s benefits allocable to us. These costs include premiums for health and life insurance, short and long term disability insurance, vision insurance, and profit sharing and are calculated by our Manager for each named executive officer.

DIRECTOR COMPENSATION

Director Compensation for 2018

Each member of our board of directors who is not an employee of our Manager or its affiliates received annual compensation for service as a director during 2018 as follows:

•
Each non-employee director received an annual base fee for services in the amount of $160,000, $80,000 of which is payable on a quarterly basis in cash, and $80,000 of which is payable on a quarterly basis in shares of restricted common stock that may not be sold or transferred during such director’s term of service on the board of directors.

•	The lead independent director received an additional annual fee of $15,000, payable in cash on a quarterly basis.

•
In addition, the chairman of our audit committee received an annual fee of $25,000, and the chairs of our compensation and nominating and corporate governance committees each received an annual fee of $10,000, each payable in cash on a quarterly basis.

Each member of our board of directors is also reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses.

Non-employee directors participate in our Equity Incentive Plan. In the event of a change in control of our Company, all outstanding shares of restricted stock granted under the plan to our non-employee directors will become fully vested. Our board of directors (or a duly formed committee thereof) may revise our director compensation in its discretion.

The following table summarizes the compensation that we paid to our directors for their services in fiscal year 2018:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Arthur Ainsberg	$105,039	$79,961	$185,000
Andrew L. Berger	90,039	79,961	170,000
Debra Hess	71,594	71,517	143,111
Joseph LaManna	105,039	79,961	185,000
Peter Linneman	80,039	79,961	160,000
David N. Roberts	—	—	—
T.J. Durkin	—	—	—
Brian C. Sigman	—	—	—
Frank Stadelmaier	—	—	—

(1)	Stock awards for services in the fourth quarter of 2018 were granted as of the first business day following the end of such quarter.

Equity Incentive Plans Information

We have adopted equity incentive plans to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager and its affiliates to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table presents certain information about our equity incentive plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Securities Reflected in the First Column of this Table)
Equity Incentive Plans Approved by Stockholders	—	$—	42,951
Equity Incentive Plans Not Approved by Stockholders	—	—	—

Total	—	$—	42,951

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of March 12, 2019, beneficial ownership of the Company’s common stock by each executive officer, each director, and by all directors and executive officers as a group. Beneficial ownership reported in the below table has been presented in accordance with SEC rules. Unless otherwise indicated, all directors and executive officers have sole voting and investment power with respect to the shares shown, and the address of each beneficial owner reported in the below table is c/o AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
David N. Roberts	248,882		*
T.J. Durkin	51,833		*
Brian C. Sigman	44,166		*
Raul E. Moreno	2,740		*
Andrew Parks	—		*
Arthur Ainsberg	15,023		*
Peter Linneman	20,798	(2)	*
Andrew L. Berger	24,581		*
Joseph LaManna	28,581		*
Debra Hess	4,066		*
All directors and executive officers as a group (10 persons)	440,670		1.37%

*	Represents ownership of less than one percent.

(1)	As of March 12, 2019, we had 32,199,742 shares of our common stock outstanding.

(2)	All shares owned by Peter Linneman are held jointly with his spouse.

Ownership of Common Stock by Certain Significant Stockholders

As of March 12, 2019, unless otherwise indicated below, the following are beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,108,342	(2)	9.7%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,518,777	(3)	7.8%

(1)	As of March 12, 2019, we had 32,199,742 shares of our common stock outstanding.

(2)
Information obtained solely by reference to the amended Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc., or BlackRock. Of the reported shares, BlackRock reported that it has sole voting power for 3,024,680 shares and sole dispositive power for 3,108,342 shares.

(3)
Information obtained solely by reference to the amended Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group Inc., or Vanguard. Of the reported shares, Vanguard reported that it has sole voting power for 28,169 shares, shared voting power for 9,100 shares, sole dispositive power for 2,484,908 shares and shared dispositive power for 33,869 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, certain executive officers, and persons who own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. The SEC regulations require the Company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. To the Company’s knowledge, with respect to the fiscal year ended December 31, 2018, all applicable filings were timely filed.

 OTHER MATTERS

Certain Relationships and Related Transactions

Our Manager is a subsidiary of Angelo Gordon. Three of our current directors (David Roberts, T.J. Durkin, and Brian Sigman), three of our nominated directors (David Roberts, T.J. Durkin, and Brian Sigman), and all of our executive officers are employees of Angelo Gordon or its affiliates.

To avoid any actual or perceived conflicts of interest with our Manager, our board of directors has approved investment guidelines and policies providing that an investment in any security structured or managed by our Manager and its affiliates, and any sale of our assets to our Manager and its affiliates or any entity managed by our Manager and its affiliates, will comply with all applicable law, our compliance policies, and the compliance policies of Angelo Gordon and our Manager. Our independent directors have approved parameters within which our Manager and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner. Angelo Gordon and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures. Our independent directors periodically review our Manager’s and Angelo Gordon’s compliance with these conflicts of interest provisions.

Related Person Transaction Policy

Our board of directors has adopted a policy (the “Related Person Transaction Policy”) regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the Related Person Transaction Policy, a related person would need to promptly disclose to our Secretary or Assistant Secretary any related person transaction and all material facts about the transaction. Our Secretary or Assistant Secretary, in consultation with outside counsel, to the extent appropriate, would then assess and promptly communicate that information to the audit committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the audit committee will review, approve or ratify such transactions as appropriate. The audit committee will not approve or ratify a related person transaction unless it shall have determined that such transaction is in, or is not inconsistent with, our best interests and does not create a conflict of interest. If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to the audit committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our Related Person Transaction Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Affiliated Transactions Policy

Our board of directors has also adopted a policy (the “Affiliated Transactions Policy”) regarding the approval of any transactions with affiliates that are not “related persons,” as that term is defined in the Related Person Transaction Policy. The Affiliated Transactions Policy is meant to supplement the existing policies and procedures of the Related Person Transaction Policy. The Affiliated Transactions Policy applies to all transactions between Angelo Gordon, or any entity or account managed by an affiliate of Angelo Gordon, and us (an “Affiliated Transaction”). All Affiliated Transactions must be permitted within our investment guidelines, comply with applicable law, satisfy the requirements of Angelo Gordon’s cross trade policy and comply with any other requirement deemed necessary by our General Counsel. On a quarterly basis, our management team delivers a complete list and appropriate supporting documentation of the Affiliated Transactions entered into during the quarter to the audit committee for its review. Based on its consideration of all the relevant facts and circumstances, the audit committee will confirm an Affiliated Transaction to our independent directors if, in its determination, such Affiliated Transaction is fair, reasonable and within the Affiliated Transactions Policy.

Management Agreement

We entered into a management agreement with AG REIT Management, LLC, our Manager, in connection with our initial public offering. Our management agreement with our Manager provides for the day-to-day management of our operations. Our Manager, pursuant to a delegation agreement dated as of June 29, 2011, has delegated to Angelo Gordon the overall responsibility of our Manager’s day-to-day duties and obligations arising under our management agreement.

The management agreement requires our Manager to manage our business affairs in conformity with the investment policies that are approved and monitored by our board of directors. Pursuant to the terms of our management agreement, our Manager is obligated to supply us with our management team, including a chief executive officer, chief financial officer and chief investment officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us as described in the management agreement.

We are obligated to reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our chief financial officer based on the percentage of his time spent on our affairs, (2) our general counsel based on the percentage of his time spent on our affairs, and (3) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our Manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to operate our business. For the year ended December 31, 2018, the Company recorded $7.2 million of reimbursable expenses payable to the Manager. The Manager waived its right to receive expense reimbursements of $0.5 million for the year ended December 31, 2018.

The initial term of the management agreement was three years. The management agreement renews automatically each year for an additional one-year period, unless we or the Manager exercise their respective termination rights. As of the date hereof, no event of termination has occurred. Our Manager is entitled to receive a termination fee from us should the Management Agreement be terminated under certain circumstances.

For the year ended December 31, 2018, our Manager earned management fees of $9.5 million.

Indemnification Agreements

We have entered into customary indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the to the fullest extent permitted by the charter of the Company, the by-laws of the Company, the Maryland General Corporation Law and otherwise under Maryland law and the Securities Act of 1933, as now or hereafter in force. The agreements require us to indemnify the director or officer against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the director or officer in any proceeding arising out of or in connection with the indemnitees service to the Company. No director or officer will be entitled to indemnification if it is established that one of the prohibitions against indemnification under Maryland law exists.

In addition, each indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the director or officer requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the director’s or officer’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct was not met.

Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification.

Asset Manager

In connection with our investments in residential loans and securitized whole loans, we may engage asset managers to provide advisory, consultation, asset management and other services to formulate and implement strategic plans to help our third-party servicers manage, collect and dispose of loans in a manner that is reasonably expected to maximize the amount of proceeds from each loan. Beginning in November 2015, we engaged Red Creek Asset Management LLC (“Asset Manager”), an affiliate of the Manager and a direct subsidiary of Angelo Gordon, as the asset manager for certain of our residential loans and securitized whole loans. The Asset Manager acknowledges that we will at all times have and retain ownership of all loans and that the Asset Manager will not acquire (i) title to any loan, (ii) any security interest in any loan, or (iii) any other rights or interests of any kind or any nature whatsoever in or to any loan. We pay separate arm’s-length asset management fees (as assessed and confirmed periodically by a third party valuation firm) for the Asset Manager’s services related to non-performing loans and reperforming loans. For the year ended December 31, 2018, the fees paid by us to the Asset Manager totaled $376,055.

Arc Home

On December 9, 2015, we, alongside private funds under the management of Angelo Gordon, through AG Arc LLC, one of our indirect subsidiaries (“AG Arc”), entered into the Amended and Restated Limited Liability Company Agreement of Arc Home LLC (“Arc Home”), a Delaware limited liability company. Arc Home, through its subsidiary, originates conforming, Government, Jumbo and other non-conforming residential mortgage loans and retains the associated mortgage servicing rights, as well as purchases additional mortgage servicing rights from third-party sellers and is led by an external management team. The Board of Managers of Arc Home consists of three members appointed by us and affiliates of our Manager. Our investment in Arc Home had a fair value of $20.4 million on December 31, 2018.

Arc Home may sell loans to us or to affiliates of our Manager. Arc Home may also enter into agreements with us, third parties, or affiliates of our Manager to sell rights to receive the excess servicing spread related to its MSRs (“Excess MSRs”). In March 2017, Arc Home entered into an agreement with us to sell Excess MSRs, and as of December 31, 2018, these Excess MSRs had fair value of approximately $27.3 million. In connection with our investments in Excess MSRs purchased through Arc Home, we pay an administrative fee to Arc Home. For the year ended December 31, 2018, the administrative fees paid by us to Arc Home totaled $249,845.

Mortgage Acquisition Trust I LLC

In August 2017, we, alongside private funds under the management of Angelo Gordon, formed Mortgage Acquisition Holding I LLC (“MATH”) to conduct a residential mortgage investment strategy. MATH in turn sponsored the formation of an entity called Mortgage Acquisition Trust I LLC (“MATT”) to purchase predominantly “Non-QMs,” which are residential mortgage loans that are not deemed “qualified mortgage,” or “QM,” loans under the rules of the Consumer Financial Protection Bureau. Non-QMs are not eligible for delivery to Fannie Mae, Freddie Mac, or Ginnie Mae. MATT is expected to make an election to be treated as a real estate investment trust beginning with the 2018 tax year. In furtherance of this business, MATH’s sponsoring funds have agreed to provide up to $75.0 million of capital to MATH, of which we agreed to provide $33.4 million for use in this mortgage investment business. As of December 31, 2018, we had funded $19.4 million of our total capital commitment and our outstanding commitment was $14.0 million (net of any return of capital to us).

Restricted Stock and Restricted Stock Units

As of December 31, 2018, we have granted an aggregate of 74,299 and 40,250 shares of restricted common stock to our independent directors and Manager, respectively, and 120,000 restricted stock units to our Manager under our equity incentive plans. As of December 31, 2018, all the shares of restricted common stock granted to our Manager and independent directors have vested and 79,993 restricted stock units granted to our Manager have vested.

Other transactions with affiliates

In June 2016, in accordance with our Affiliated Transactions Policy, we executed two trades whereby we acquired real estate securities from two separate affiliates of the Manager (the “Selling Affiliates”). As of the date of the trades, the securities acquired from the Selling Affiliates had a total fair value of $6.9 million. In each case, the Selling Affiliates sold the real estate securities through a BWIC (Bids Wanted in Competition). Prior to the submission of the BWIC by the Selling Affiliates, we submitted our bid for the real estate securities to the Selling Affiliates. The pre-submission of our bid allowed us to confirm third-party market pricing and best execution.

In February 2017, in accordance with our Affiliated Transactions Policy, we executed one trade whereby we acquired a real estate security from a separate affiliate of the Manager (the “February Selling Affiliate”). As of the date of the trade, the security acquired from the February Selling Affiliate had a total fair value of $2.0 million. The February Selling Affiliate sold the real estate security through a BWIC. Prior to the submission of the BWIC by the February Selling Affiliate, we submitted its bid for the real estate security to the February Selling Affiliate. The pre-submission of our bid allowed us to confirm third-party market pricing and best execution.

In July 2017, in accordance with our Affiliated Transactions Policy, we acquired certain real estate securities from an affiliate of the Manager (the “July Selling Affiliate”). As of the date of the trade, the securities acquired from the July Selling Affiliate had a total fair value of $0.2 million. As procuring market bids for the real estate securities was determined to be impracticable in the Manager’s reasonable judgment, appropriate pricing was based on a valuation prepared by an independent third-party pricing vendor. The third-party pricing vendor allowed us to confirm third-party market pricing and best execution.

In October 2017, in accordance with our Affiliated Transactions Policy, we acquired certain real estate securities and loans from two affiliates of the Manager (the “October Selling Affiliates”). As of the date of the trade, the securities and loans acquired from the October Selling Affiliates had a total fair value of $8.4 million. As procuring market bids for the real estate securities and loans were determined to be impracticable in the Manager’s reasonable judgment, appropriate pricing was based on a valuation prepared by independent third-party pricing vendors. The third-party pricing vendors allowed us to confirm third-party market pricing and best execution.

In October 2018, in accordance with our Affiliated Transactions Policy, we acquired certain real estate securities and loans from an affiliate of the Manager (the "October 2018 Selling Affiliate"). As of the date of the trade, the real estate securities and loans acquired from the October 2018 Selling Affiliate had a total fair value of $544,000. As procuring market bids for the real estate securities and loans was determined to be impracticable in the Manager’s reasonable judgment, appropriate pricing was based on a valuation prepared by independent third-party pricing vendors. The third-party pricing vendors allowed us to confirm third-party market pricing and best execution.

Stockholder Proposals

Any stockholder intending to present a proposal at our 2020 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 23, 2019. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our bylaws, and must be a proper subject for stockholder action under Maryland law.

Pursuant to our current bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders without seeking to have such a nomination or proposal included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or proposal at our 2020 annual meeting of stockholders must notify us in writing of such proposal by November 23, 2019, but in no event earlier than October 24, 2019.

Any such nomination or proposal should be sent to AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, Attn: General Counsel, and, to the extent applicable, must include the information required by our bylaws.

Access to SEC Reports

A copy of the Company’s Annual Report, including financial statements, is being furnished concurrently herewith to all stockholders as of the Record Date. Please read it carefully.

Stockholders may obtain a copy of the Annual Report or proxy statement, without charge, by visiting the Company’s Web Site at http://www.agmit.com or by writing AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York 10167, Attn: General Counsel. These materials are also available at http://www.proxyvote.com. Upon request to our General Counsel, the exhibits set forth on the exhibit index of the Company’s Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

“Householding” of Proxy Statement and Annual Report

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding on your behalf. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, New York, 10167, Attn: General Counsel, or contact our General Counsel via telephone at (212) 692-2000. You can also refer to the Company’s Web Site at www.agmit.com. Information at, or connected to, the Company’s Web Site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Raul E. Moreno
General Counsel and Secretary

New York, New York
March 22, 2019

*AG MORTGAGE INVESTMENT TRUST, INC.*
*245 PARK AVE., 26TH FL.*
*NEW YORK, NY 10167*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63738-P21345

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AG MORTGAGE INVESTMENT TRUST, INC.**

**The board of directors recommends you vote FOR ALL of the Nominees listed in Proposal 1.**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Arthur Ainsberg
02) Andrew L. Berger
03) T.J. Durkin
04) Debra Hess
05) Joseph LaManna
06) Peter Linneman
07) David N. Roberts
08) Brian C. Sigman

**The board of directors recommends you vote FOR Proposals 2 and 3.**

For address changes and/or comments, please check this box and write them on the reverse side where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E63739-P21345

**AG MORTGAGE INVESTMENT TRUST, INC.**
**Annual Meeting of Stockholders**
**May 2, 2019 at 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints David N. Roberts and Raul E. Moreno, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of the Stockholders of AG Mortgage Investment Trust, Inc., to be held at the offices of Angelo, Gordon & Co., L.P., 245 Park Avenue, 25th Floor, New York, New York 10167, on Thursday, May 2, 2019 at 10:00 a.m., Eastern Time, and any adjournments or postponements thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendations.**

**Address Changes/Comments:** ______________________________________________

______________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**